SENTRY FUND, INC.
                             1800 North Point Drive
                             Stevens Point, WI 54481
                             Telephone (715)346-6000




February 28, 2002




Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC   20549


         Re:      Sentry Fund, Inc.
                  Registration Statement on Form N-1A
                  File No. 811-01861
                  Accession Number 0000089012-02-000002


Dear Sir/Madam:

Sentry Fund, Inc. hereby respectfully requests withdrawal of the above-referenced Registration Statement on Form N-1A pursuant to Rule 477 of the Securities Act of 1933. This Registration Statement was filed on February 28, 2002, and was inadvertently filed using an incorrect form type. This Registration Statement will be refiled today using the correct form type, 485BPOS.


                                            Very truly yours,


                                            s/Sue Phillips
                                            Director of Corporate Compliance